The Reorganizations

     Each Board approved a Reorganization Plan with respect to its Acquired Fund at a combined meeting of the Boards held on April 28, 1995. Each Reorganization Plan provides for the acquisition by Growth Fund of the assets of an Acquired Fund in exchange solely for shares of Growth Fund and the assumption by Growth Fund of the liabilities of the Acquired Fund. Each Acquired Fund then will distribute the Growth Fund Shares to its shareholders, by class, so that each shareholder will receive the number of full and fractional shares of the class of Growth Fund that corresponds in terms of fees and other characteristics ("Corresponding Class") and that is equal in value to the value of such shareholder's holdings in the Acquired Funds as of the Closing Date (defined below).
 Each Acquired Fund will then be terminated as soon as practicable thereafter.

     The exchange of each Acquired Fund's assets for Growth Fund shares and Growth Fund's assumption of its liabilities will occur at or as of 4:00 p.m., eastern time, on August 18,1995, or on such later date as the conditions to the closing are satisfied ("Closing Date").

     Growth Fund Currently offers for sale four classes of shares
 (each a "Class" and collectively, "Classes"), designated as Class A, Class B, Class C and Class D shares. Growth Fund will only issue Class A, Class B and Class D shares in exchange for an Acquired Fund's assets;
 Class C shared will not be issued in the Reorganizations. Each Acquired Fund has three Classes of shares, designated as Class A, Class B and Class D shares, which are identical to the correspondingly lettered Classes of Growth Fund's shares.

     The rights and privileges of the former shareholders of each Class of an Acquired Fund will be effectively unchanged by the Reorganizations. Accordingly, the Reorganizations will have no effect on the holding period of Class B shares of the Acquired Funds for purposes of calculating any applicable contingent deferred sales charges.("CDSC") or the holding period for the conversion of Class B shares into Class A shares. Similarly, the Reorganizations will have no effect on the policies regarding the ability of investors to qualify for reduced or waived sales charges, as currently in effect for the Acquired Funds.